CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
Ben Franklin Bank of Illinois


We consent to the use in this Registration Statement on Form S-1 filed with the Securities and Exchange Commission and Form AC filed with the Office of Thrift Supervision on April 2, 1998, of our report dated February 27, 1998, on the financial statements of Ben Franklin Bank of Illinois (formerly know as Douglas Savings Bank) for the year ended December 31, 1997. We also consent to the reference to us under the headings "The Conversion - Income Tax Consequences" and "Experts", in this Registration Statement on Forms S-1 and AC.


                                            /s/ Crowe, Chizek and Company LLP

                                            Crowe, Chizek and Company LLP

Oak Brook, Illinois
April 2, 1998